Global Self Storage Reports Second Quarter and Six-Month 2016 Results

New York, NY – August 15, 2016 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust (REIT) that owns and operates self storage facilities, reported results for the quarter and six months ended June 30, 2016.

Q2 2016 Highlights vs. Q2 2015
•	Same-store net operating income ("NOI") increased 9.7% to $713,000
•	Same-store average overall square foot occupancy improved to 92.1% from 90.1%
•	Maintained quarterly dividend of $0.065 per common share
•	Completed $20.0 million debt financing; bringing cash, cash equivalents, and marketable securities total to $26.0 million
•	Entered into agreements to purchase, subject to certain closing conditions, self storage facilities in Fishers, Indiana and Lima, Ohio

Six Months Ended June 30, 2016 Highlights vs. Six Months Ended June 30, 2015
•	Same-store net operating income ("NOI") increased 8.8% to $1.4 million
•	Same-store average overall square foot occupancy improved to 92.1% from 90.1%
•	Distributed dividends of $0.13 per common share consistent with the first six months of 2015

Management Commentary
"Our profitable results for the quarter were driven by the successful execution of our professional management strategies which include digital and traditional marketing initiatives, a strong commitment to customer service, and our rental rate management program," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "Improvements in our same-store revenues, net operating income, and occupancy were driven by these strategies."

"After our transformative first quarter, where we changed our name, uplisted to NASDAQ, and registered as a reporting company, we have shifted our focus to growing our business through acquisition and the expansion of the stores in our portfolio."

"As such, during the quarter we secured $20M of property secured financing which gives us the ability to expand our portfolio through the acquisition of new stores, including those under contract in Lima, Ohio and Fishers, Indiana. As a result of these specific initiatives, we saw an increase in finance and acquisition related expenses."

"We continue to evaluate single properties and small portfolios throughout our existing markets in the Northeast, Mid-Atlantic and Midwest where we believe our professional management practices can significantly improve the operations and profitability of the given facility."

Same-Store Results for the Three Months Ended June 30, 2016
The company's same-store portfolio for the three-month period ended June 30, 2016 included all seven of its stores, representing 100% of store net operating income for the quarter.

For the three months ended June 30, 2016, same-store revenues increased 8.9% to $1.2 million compared with $1.1 million for the three months ended June 30, 2015. The increase was driven primarily by a 6.7% increase in total annualized revenue per leased square foot and a 2.2% increase in average overall square foot occupancy.

Same-store operating expenses in the second quarter of 2016 increased 7.8% to $484,000 compared with $449,000 in the second quarter of 2015. The increase was primarily attributable to higher property tax expense, employment costs, repair and maintenance, and marketing expense, which were partially offset by decreases in professional, utilities, administrative, and lien administration costs.

For the second quarter of 2016, same-store net operating income increased 9.7% to $713,000 compared with $650,000 for the year-ago period. The increase was primarily attributable to the operating leverage produced by the relative increase in same-store revenues as compared to same-store operating expenses.

Same-store occupancy during the second quarter of 2016 was 92.0%, compared with 90.1% during the second quarter last year. The increase was primarily attributable to internet marketing initiatives and increased customer service efforts which drove brand loyalty and word-of-mouth referrals.

Operating Results for the Three Months Ended June 30, 2016
General and administrative expenses totaled $354,000 during the three months ended June 30, 2016 compared with $144,000 during the three months ended June 30, 2015. The increase was due to regulatory and compliance related costs partially offset by cost reductions due to the transition from an investment company to an operating company.

Funds from operations ("FFO") totaled to approximately $177,000, or $0.02 per common share in the second quarter of 2016.

Net loss totaled $12,000 or $(0.00) per common share in the second quarter of 2016.

Same-Store Results for the Six Months Ended June 30, 2016
The company's same-store portfolio for the six-month period ended June 30, 2016 included all seven of its stores, representing 100% of store net operating income for the period.

For the six months ended June 30, 2016, same-store revenues increased 7.6% to $2.3 million compared with $2.2 million for the six months ended June 30, 2015. The increase was driven primarily by a 5.4% increase in total annualized revenue per leased square foot and a 2.2% increase in average overall square foot occupancy.

Same-store operating expenses in the first six months of 2016 increased 6.1% to $982,000 compared with $925,000 for the first six months of 2015. The increase was primarily attributable to higher property tax expense, employment costs, repair and maintenance, and marketing expense, which were partially offset by decreases in professional, utilities, administrative, and lien administration costs.

For the first six months of 2016, same-store net operating income increased 8.8% to $1.4 million compared with $1.2 million for the year-ago period. The increase was primarily attributable to the operating leverage produced by the relative increase in same-store revenues as compared to same-store operating expenses.

Same-store occupancy during the first six months of 2016 was 92.1%, compared with 90.1% during the first six months of 2015. The increase was primarily attributable to Internet marketing initiatives and increased customer service efforts which drove brand loyalty and word-of-mouth referrals.

Operating Results for the Six Months Ended June 30, 2016
General and administrative expenses totaled $661,000 during the six months ended June 30, 2016 compared with $631,000 during the six months ended June 30, 2015. The increase was due to regulatory and compliance related costs partially offset by cost reductions due to the transition from an investment company to an operating company.

Funds from operations ("FFO") totaled to approximately $396,000, or $0.05 per common share in the six-month period ending June 30, 2016.

Net income totaled $37,000 or $0.00 per common share in the six-month period ending June 30, 2016.

Dividends
On June 1, 2016, the company declared a quarterly dividend of $0.065 per common share, consistent with the quarterly dividend from a year ago and from last quarter.

For the six months ended June 30, 2016, the company paid dividends totaling $0.13 per common share, consistent with the six months ended June 30, 2015.

Capital Transactions
On June 30, 2016, the company secured a $20.0 million property-secured loan at an interest rate of 4.192% per annum, due to mature on July 1, 2036.

Balance Sheet
At June 30, 2016, cash and cash equivalents, and marketable securities, totaled $25.9 million, up from $7.8 million at December 31, 2015. The increase was driven by the $20.0 million financing secured during the quarter.

For more information on the company's quarterly results, including financial tables, please refer to the company's Form 10-Q which will be filed today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, seven self storage properties located in New York, Pennsylvania, Illinois, Indiana, and South Carolina. For more information, go tohttp://ir.globalselfstorage.us/ or visit our self storage customer site at www.globalselfstorage.us.

Non-GAAP Disclosures
This release contains metrics that may not be a full and complete financial representation of the company's results in accordance with U.S. generally accepted accounting principles ("GAAP"), but is rather a non-GAAP summary of certain of its self-storage properties' financial highlights. Funds From Operations ("FFO") is a Non-GAAP financial metric and is defined by the National Association of Real Estate Investment Trusts, Inc. as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its self-storage properties, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the company's financial statements.

Net operating income or "NOI" is defined as net property earnings before general and administrative expenses, interest, taxes, depreciation and amortization. We believe net operating income or "NOI" is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, determining current property values, evaluating property performance and in comparing period-to-period and market-to-market property operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net property earnings before general and administrative expenses, interest, taxes, depreciation, and amortization. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorageinc.com
1-212-785-0900, ext. 201

Liolios Investor Relations
Michael Koehler
SELF@liolios.com
1-949-574-3860
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